Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Pearson plc of our report dated March 30, 2022, except for the effects of the revision discussed in note 1b and the change in composition of reportable segments discussed in note 2 to the consolidated financial statements appearing under Item 18 of Pearson plc’s 2022 Annual Report on Form 20-F, as to which the date is March 31, 2023, relating to the financial statements, which appears in Pearson plc’s Annual Report on Form 20-F for the year ended December 31, 2023.

/s/ PricewaterhouseCoopers LLP

London, United Kingdom

March 14, 2024